Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Korn Ferry for the registration of up to 3,118,628 shares of its common stock and to the incorporation by reference therein of our reports dated June 26, 2026, with respect to the consolidated financial statements of Korn Ferry, and the effectiveness of internal control over financial reporting of Korn Ferry, included in its Annual Report (Form 10-K) for the year ended April 30, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 3, 2026